Exhibit 99.2
Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion is based on, and should be read in conjunction with the Selected Financial Data and our Consolidated Financial Statements and Notes thereto contained elsewhere in this filing.
Overview
     We are a multi-regional, integrated solid waste services company, providing collection, transfer, landfill disposal and recycling services for commercial, industrial and residential customers. Our operations are located in the United States and Canada. Our U.S. operations are located in Florida and our Canadian operations are located in Eastern Canada (Ontario) and Western Canada (Alberta, Saskatchewan and British Columbia). We divested our Jacksonville, Florida operations in March 2008, our Texas operations in June 2007 and our Arizona operations in March 2007 and as a result, these operations are presented as discontinued for all periods presented.
Sources of Revenue
     Our revenue consists primarily of fees charged to customers for solid waste collection, landfill disposal, transfer and recycling services.
     We derive our collection revenue from services provided to commercial, industrial and residential customers. Collection services are generally performed under service agreements or pursuant to contracts with municipalities. We recognize revenue when services are rendered. Amounts billed to customers prior to providing the related services are reflected as deferred revenue and reported as revenue in the periods in which the services are rendered.
     We provide collection services for commercial and industrial customers generally under one to five year service agreements. We determine the fees we charge our customers based on a variety of factors, including collection frequency, level of service, route density, the type, volume and weight of the waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged by competitors for similar services. Our contracts with commercial and industrial customers typically allow us to pass on increased costs resulting from variable items such as disposal and fuel costs and surcharges. Our ability to pass on cost increases is however, sometimes limited by the terms of our contracts.
     We provide residential waste collection services through a variety of contractual arrangements, including contracts with municipalities, owners and operators of large residential complexes, mobile home parks and homeowner associations or through subscription arrangements with individual homeowners. Our contracts with municipalities are typically for a term of three to ten years and contain a formula, generally based on a predetermined published price index, for adjustments to fees to cover increases in some, but not all, of our operating costs. Certain of our contracts with municipalities contain renewal provisions. The fees we charge for residential solid waste collection services provided on a subscription basis are based primarily on route density, the frequency and level of service, the distance to the disposal or processing facility, the cost of disposal or processing and prices we charge in the market for similar services.
     We charge our landfill and transfer station customers a tipping fee on a per ton or per cubic yard basis for disposing of their solid waste at our transfer stations and landfills. We generally base our landfill tipping fees on market factors and the type and weight of, or volume of the waste deposited. We generally base our transfer station tipping fees on market factors and the cost of processing the waste deposited at the transfer station, the cost of transporting the waste to a disposal facility and the cost of disposal.
     Material recovery facilities generate revenue from the sale of recyclable commodities. In an effort to reduce our exposure to commodity price fluctuations on recycled materials, where competitive pressures permit, we charge collection or processing fees for recycling volume collected from our customers. We may also manage our exposure to commodity price fluctuations through the use of commodity brokers who will arrange for the sale of recyclable materials from our collection operations to third party purchasers.

Expense Structure
     Our cost of operations primarily includes tipping fees and related disposal costs, labor and related benefit costs, equipment maintenance, fuel, vehicle, liability and workers’ compensation insurance and landfill capping, closure and post-closure costs. Our strategy is to create vertically integrated operations where possible, using transfer stations to link collection operations with our landfills to increase internalization of our waste volume. Internalization lowers our disposal costs by allowing us to eliminate tipping fees otherwise paid to third party landfill or transfer station operators. We believe that internalization provides us with a competitive advantage by allowing us to be a low cost provider in our markets. We expect that our internalization will gradually increase over time as we develop our network of transfer stations and maximize delivery of collection volumes to our landfill sites.
     In markets where we do not have our own landfills, we seek to secure disposal arrangements with municipalities or private owners of landfills or transfer stations. In these markets, our ability to maintain competitive prices for our collection services is generally dependent upon our ability to secure competitive disposal pricing. If owners of third party disposal sites discontinue our arrangements, we would have to seek alternative disposal sites which could impact our profitability and cash flow. In addition, if third party disposal sites increase their tipping fees and we are unable to pass these increases on to our collection customers, our profitability and cash flow would be negatively impacted.
     We believe that the age and condition of our vehicle fleet has a significant impact on operating costs, including, but not limited to, repairs and maintenance, insurance and driver training and retention costs. Through capital investment, we seek to maintain an average fleet age of approximately six to seven years. We believe that this enables us to best control our repair and maintenance costs, safety and insurance costs and employee turnover related costs.
     Selling, general and administrative expenses include managerial costs, information systems, sales force, administrative expenses and professional fees.
     Depreciation, depletion and amortization includes depreciation of fixed assets over their estimated useful lives using the straight-line method, depletion of landfill costs, including capping, closure and post-closure obligations using the units-of-consumption method, and amortization of intangible assets including customer relationships and contracts and covenants not-to-compete, which are amortized over the expected life of the benefit to be received from such intangibles.
     We capitalize certain third party costs related to pending acquisitions or development projects. These costs remain deferred until we cease to be engaged on a regular and ongoing basis with completion of the proposed acquisition, at which point they are charged to current earnings. In the event that the target is acquired, these costs are incorporated in the cost of the acquired business. We expense indirect and internal costs including executive salaries, overhead and travel costs related to acquisitions as they are incurred.
Acquisitions and Recent Developments
  Subsequent Events
     In March 2008, we sold our hauling and material recovery operations and a construction and demolition landfill site in the Jacksonville, Florida market, to an independent third party. The proceeds from this sale approximated $56.7 million of cash, including working capital. Should the construction and demolition landfill site not obtain certain permits relating to an expansion of at least 2.4 million cubic yards by the fourth anniversary of the closing, we shall refund to the buyer $10.0 million of purchase price and receive title to the expansion property free and clear of all liens. Accordingly, we have deferred this portion of the proceeds, net of our $3.0 million cost basis. Should these permits be obtained, we will recognize an additional gain on sale of $7.0 million. Should the property be returned to us, we will record the property at the lower of its cost or current fair market value on the date it is returned. Simultaneously with the closing of the sale transaction we entered into an operating lease with the buyer for certain land and buildings used in the Jacksonville, Florida operations, for a term of five years at $0.5 million per year. Commencing in April 2009, the lessee has the option to purchase the leased assets at a purchase price of $6.0 million. We utilized $42.5 million of the proceeds to make a prepayment of the term notes under the Credit Facilities. Accordingly, we expensed approximately $0.5 million of unamortized debt issue costs relating to this retirement. Through September 2008 we recognized a pre-tax gain on disposal of $11.4 million relative to the sale of Jacksonville. Included in the calculation of the gain on disposal for the Jacksonville operations was approximately $23.6 million of goodwill.

  2007 Acquisitions and Dispositions
     In March 2007, we completed transactions to acquire Allied Waste Industries, Inc’s. (“Allied Waste”) South Florida operations and to sell our Arizona operations to Allied Waste. The South Florida operations consist of a collection company, a transfer station and a materials recovery facility, all providing service to Miami-Dade County. The total purchase price of Allied Waste’s South Florida operations was $68.1 million, of which $15.8 million was cash consideration.
     In April 2007, we completed the acquisition of a roll-off collection and transfer operation, a transfer station development project and a landfill development project in southwest Florida operated by USA Recycling Holdings, LLC, USA Recycling, LLC and Freedom Recycling Holdings, LLC for a total purchase price of $51.2 million, of which $7.5 million is contingent upon the receipt of certain landfill operating permits, $2.5 million is contingent on the receipt of certain operating permits for the transfer station and $19.5 million is due and payable at the earlier of the receipt of all operating permits for the landfill site, or July 29, 2008, and delivery of title to the property. However, for the purpose of obtaining a state permit and an additional deposit of $1.0 million, we retain the right to extend the closing an additional six months to January 2009. To date, we have advanced $8.5 million towards the purchase of the landfill development project. The existing transfer station is permitted to accept construction and demolition waste volume, and we are internalizing this additional volume to our southwest Florida landfill site acquired in December 2006. Also in April 2007, we acquired a “tuck-in” hauling operation in Ontario, Canada for cash consideration of approximately C$1.5 million.
     In June 2007, we completed transactions to acquire WCA Waste Corporation’s (“WCA”) hauling and transfer station operations near Fort Myers, Florida and to sell our Texas operations to WCA. The transfer station is permitted to accept construction and demolition waste volume, and we are internalizing this additional volume to our southwest Florida landfill site. The estimated fair value of the WCA assets approximated $18.4 million. Additionally, as part of the transaction with WCA we received $23.7 million in cash and issued a $10.5 million non-interest bearing promissory note with payments of $125,000 per month until June 2014. The net present value of the note at the time of closing was approximately $8.1 million.
     Prior to the WCA transaction, we had significant operations in the construction and demolition market in Fort Myers. We believe that by acquiring WCA’s Southwest Florida operations, we can create greater long-term shareholder value by removing a market competitor, increasing our density and internalizing construction and demolition waste volume to our southwest Florida construction and demolition landfill site. Conversely, our Texas Class I landfill site required significant capital investment for cell construction and new equipment within the next two years. While both markets are extremely competitive, our lack of dedicated collection or hauling assets in Texas meant that in order to realize the full potential of the Texas marketplace earlier in the site life, we would need to acquire additional hauling company assets rather than building them organically over time. Hence we believed that the WCA assets, which were immediately integrated into existing operations, would yield higher future returns than that of the developing Texas market.
     We have presented the net assets and operations of our Arizona, Texas and Jacksonville, Florida operations as discontinued operations for all periods presented. Revenue from discontinued operations was $37.1 million, $61.4 million and $55.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. Pre-tax net income from discontinued operations was $2.8 million, $1.7 million and $2.2 million for the years ended December 31, 2007, 2006 and 2005, respectively. The income tax provision for discontinued operations was nil, $0.7 million and $0.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. The increase in pre-tax net income from discontinued operations for 2007 compared to 2006 and 2005 relates to the disposition of the Arizona and Texas businesses during the first and second quarters of 2007, as compared to operating these businesses for all of 2006 and 2005. During 2007, we recognized a gain on disposal of $0.8 million for the Arizona operations and a loss on disposal of $12.4 million for the Texas operations. Included in the calculation of the gain on disposal for the Arizona operations was approximately $21.0 million of goodwill. There was no goodwill allocable to our Texas operations. Subsequent to the disposal of our Arizona and Texas operations, we adjusted the gain (loss) on disposal for the settlement of working capital of approximately $(0.2) million for each transaction.

Critical Accounting Estimates and Policies
General
     Our discussion and analysis of our financial condition and results of operations are based on our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of the financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosure of contingent assets and liabilities. On an ongoing basis we evaluate our estimates, including those related to areas that require a significant level of judgment or are otherwise subject to an inherent degree of uncertainty. These areas include allowances for doubtful accounts, landfill airspace and depletion of landfill development costs, intangible and long-lived assets, closure and post-closure liabilities, revenue recognition, income taxes, valuation assumptions for share-based payments and commitments and contingencies. We base our estimates on historical experience, our observance of trends in particular areas and information or valuations and various other assumptions that we believe to be reasonable under the circumstances and which form the basis for making judgments about the carrying value of assets and liabilities that may not be readily apparent from other sources. Actual amounts could differ significantly from amounts previously estimated.
     We believe that of our significant accounting policies (refer to the Notes to Consolidated Financial Statements contained elsewhere in this filing), the following may involve a higher degree of judgment and complexity:
  Revenue Recognition
     We recognize revenue when services, such as providing collection services or accepting waste at our disposal facilities, are rendered. Amounts billed to customers prior to providing the related services are reflected as deferred revenue and reported as revenue in the period in which the services are rendered.
  Accounts Receivable and Allowance for Doubtful Accounts
     We maintain an allowance for doubtful accounts based on expected collectability. We perform credit evaluations of our significant customers and establish an allowance for doubtful accounts based on the aging of our receivables, payment performance factors, historical trends and other information. In general, we reserve a portion of those receivables outstanding more than 90 days and 100% of those outstanding more than 120 days. We evaluate and revise our reserve on a monthly basis based on a review of specific accounts outstanding and our history of uncollectible accounts.
  Business Acquisitions and Goodwill
     We account for business acquisitions using the purchase method of accounting. We determine the purchase price of an acquisition based on the fair value of the consideration given or the fair value of the net assets acquired, whichever is more clearly evident. The total purchase price of an acquisition is allocated to the underlying net assets based on their respective estimated fair values. As part of this allocation process, management must identify and attribute values and estimated lives to the intangible assets acquired. Such determinations involve considerable judgment, and often involve the use of significant estimates and assumptions, including those with respect to future cash inflows and outflows, discount rates and asset lives. These determinations will affect the amount of amortization expense recognized in future periods. Assets acquired in a business combination that will be re-sold are valued at fair value less cost to sell. Results of operating these assets are recognized currently in the period in which those operations occur.
     We account for goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and test goodwill for impairment using the two-step process. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. We have defined our reporting units to be consistent with our operating segments: Eastern Canada, Western Canada and Florida. In determining the fair value, we may utilize: (i) discounted future cash flows; (ii) operating results based on a comparative multiple of earnings or revenues; (iii) offers from interested investors, if any; or (iv) appraisals. Significant estimates used in the fair value calculation utilizing discounted future cash flows include, but are not limited to: (i) estimates of future revenue and expense growth by reporting unit; (ii) future estimated effective tax rates, which we estimate to range between 32% and 40%; (iii) future estimated capital expenditures as well as future required investments in working capital; (iv) estimated average cost of capital, which we estimate to range between 9.0% and 11.0%; (v) the ability to utilize certain domestic tax attributes and (vi) the future terminal value of the reporting unit, which is based on its ability to exist into perpetuity. Significant estimates used in the fair value calculation utilizing market value multiples include but are not limited to: (i) estimated future growth potential of the reporting unit; (ii) estimated multiples of revenue or earnings a willing buyer is likely to pay; and (iii) estimated control premium a willing buyer is likely to pay.

     Judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance of the acquired businesses. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with the acquired businesses is impaired. Additionally, as the valuation of identifiable goodwill requires significant estimates and judgment about future performance, cash flows and fair value, our future results could be affected if these current estimates of future performance and fair value change. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.
     Acquisition deposits and deferred acquisition costs include capitalized incremental direct costs associated with proposed business combinations that are currently being negotiated. These costs remain deferred until we cease to be engaged on a regular and ongoing basis with completion of the proposed acquisition, at which point they are charged to earnings. In the event that the target is acquired, these costs are incorporated in the cost of the acquired business. Indirect and internal costs, including executive salaries, overhead and travel costs related to acquisitions, are expensed as incurred.
  Long-Lived Assets
     We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of property and equipment or whether the remaining balance of property and equipment, or other long-lived assets including amortizing intangible assets, should be evaluated for possible impairment. Instances that may lead to an impairment include: (i) a significant decrease in the market price of a long-lived asset group; (ii) a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition; (iii) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator; (iv) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group; (v) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; or (vi) a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.
     Upon recognition of an event, as previously described, we use an estimate of the related undiscounted cash flows, excluding interest, over the remaining life of the property and equipment and long-lived assets in assessing their recoverability. We measure impairment loss as the amount by which the carrying amount of the asset(s) exceeds the fair value of the asset(s). We primarily employ two methodologies for determining the fair value of a long-lived asset: (i) the amount at which the asset could be bought or sold in a current transaction between willing parties; or (ii) the present value of expected future cash flows grouped at the lowest level for which there are identifiable independent cash flows.
     Costs associated with arranging financing are deferred and expensed over the related financing arrangement using the effective interest method. Should we repay an obligation earlier than its contractual maturity, any remaining deferred financing costs are charged to earnings. Fees paid to lenders for amendments are deferred and expensed over the remaining life of the facility; ancillary professional fees relating to an amendment are expensed as incurred.
  Landfill Sites
     Landfill sites are recorded at cost. Capitalized landfill costs include expenditures for land, permitting costs, cell construction costs and environmental structures. Capitalized permitting and cell construction costs are limited to direct costs relating to these activities, including legal, engineering and construction costs associated with excavation, liners and site berms, leachate management facilities and other costs associated with environmental management equipment and structures.
     Costs related to acquiring land, excluding the estimated residual value of un-permitted, non-buffer land, and costs related to permitting and cell construction are depleted as airspace is consumed using the units-of-consumption method. Environmental structures, which include leachate collection systems, methane collection systems and groundwater monitoring wells, are charged to expense over the shorter of their useful life or the life of the landfill.

     Capitalized landfill costs may also include an allocation of the purchase price paid for the landfills. For landfills purchased as part of a group of several assets, the purchase price assigned to the landfill is determined based on the discounted expected future cash flows of the landfill relative to the other assets within the acquired group. If the landfill meets our expansion criteria, the purchase price is further allocated between permitted airspace and expansion airspace based on the ratio of permitted versus probable expansion airspace to total available airspace. Landfill sites are amortized using the units-of-consumption method over the total available airspace including probable expansion airspace where appropriate.
     We assess the carrying value of our landfill sites in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets”. These provisions, as well as possible instances that may lead to impairment, are addressed in “Long-Lived Assets”. There are certain indicators previously discussed that require significant judgment and understanding of the waste industry when applied to landfill development or expansion.
     We identified three sequential steps that landfills generally follow to obtain expansion permits. These steps are as follows: (i) obtaining approval from local authorities; (ii) submitting a permit application to state or provincial authorities; and (iii) obtaining permit approval from state or provincial authorities.
     Before expansion airspace is included in our calculation of total available disposal capacity, the following criteria must be met: (i) the land associated with the expansion airspace is either owned by us or is controlled by us pursuant to an option agreement; (ii) we are committed to supporting the expansion project financially and with appropriate resources; (iii) there are no identified fatal flaws or impediments associated with the project, including political impediments; (iv) progress is being made on the project; (v) the expansion is attainable within a reasonable time frame; and (vi) based on senior management’s review of the status of the permit process to date we believe it is more likely than not the expansion permit will be received within the next five years. Upon meeting our expansion criteria, the rates used at each applicable landfill to expense costs to acquire, construct, close and maintain a site during the post-closure period are adjusted to include probable expansion airspace and all additional costs to be capitalized or accrued associated with the expansion airspace.
     Once expansion airspace meets the criteria for inclusion in our calculation of total available disposal capacity, management continuously monitors each site’s progress in obtaining the expansion permit. If at any point it is determined that an expansion area no longer meets the required criteria, the probable expansion airspace is removed from the landfill’s total available capacity and the rates used at the landfill to expense costs to acquire, construct, close and maintain a site during the post-closure period are adjusted accordingly. Changes in engineering estimates are primarily driven by landfill design, compaction and density. These changes primarily affect our depletion rates per ton or tonne, as applicable.

     The following table reflects landfill capacity activity for permitted landfills owned by us, which are part of our continuing operations and is exclusive of our Arizona and Texas operations, which were divested during 2007, and our construction and demolition landfill site that was divested as part of the sale of our Jacksonville, Florida operations in March 2008. Landfill capacity for each of the three years ended December 31, 2007, 2006 and 2005 is as follows (in thousands of cubic yards):

	December 31, 2007
	Balance,			Changes in		Balance,
	Beginning	Landfills	Landfills	Engineering	Airspace	End
	of Year	Acquired	Expanded	Estimates	Consumed	of Year
United States
Permitted capacity	53,792	—	—	—	(2,537)	51,255
Probable expansion capacity	18,300	—	11,277	—	—	29,577

Total available airspace	72,092	—	11,277	—	(2,537)	80,832

Number of sites	3	—	—	—	—	3
Canada
Permitted capacity	11,644	—	—	533	(613)	11,564
Probable expansion capacity	4,970	—	—	(261)	—	4,709

Total available airspace	16,614	—	—	272	(613)	16,273

Number of sites	3	—	—	—	—	3
Total
Permitted capacity	65,436	—	—	533	(3,150)	62,819
Probable expansion capacity	23,270	—	11,277	(261)	—	34,286

Total available airspace	88,706	—	11,277	272	(3,150)	97,105

Number of sites	6	—	—	—	—	6

	December 31, 2006
	Balance,			Changes in		Balance,
	Beginning	Landfills	Landfills	Engineering	Airspace	End
	of Year	Acquired	Expanded	Estimates	Consumed	of Year
United States
Permitted capacity	22,374	32,635	—	(359)	(858)	53,792
Probable expansion capacity	18,300	—	—	—	—	18,300

Total available airspace	40,674	32,635	—	(359)	(858)	72,092

Number of sites	1	2	—	—	—	3
Canada
Permitted capacity	11,878	—	—	73	(307)	11,644
Probable expansion capacity	—	—	4,970	—	—	4,970

Total available airspace	11,878	—	4,970	73	(307)	16,614

Number of sites	3	—	—	—	—	3
Total
Permitted capacity	34,252	32,635	—	(286)	(1,165)	65,436
Probable expansion capacity	18,300	—	4,970	—	—	23,270

Total available airspace	52,552	32,635	4,970	(286)	(1,165)	88,706

Number of sites	4	2	—	—	—	6

	December 31, 2005
	Balance,			Changes in		Balance,
	Beginning	Landfills	Landfills	Engineering	Airspace	End
	of Year	Acquired	Expanded	Estimates	Consumed	of Year
United States
Permitted capacity	23,567	—	—	(414)	(779)	22,374
Probable expansion capacity	18,300	—	—	—	—	18,300

Total available airspace	41,867	—	—	(414)	(779)	40,674

Number of sites	1	—	—	—	—	1
Canada
Permitted capacity	11,642	—	—	1,115	(879)	11,878
Probable expansion capacity	—	—	—	—	—	—

Total available airspace	11,642	—	—	1,115	(879)	11,878

Number of sites	3	—	—	—	—	3
Total
Permitted capacity	35,209	—	—	701	(1,658)	34,252
Probable expansion capacity	18,300	—	—	—	—	18,300

Total available airspace	53,509	—	—	701	(1,658)	52,552

Number of sites	4	—	—	—	—	4
  Accrued Closure and Post-Closure Obligations
     We recognize as an asset, an amount equal to the fair value of the liability for an asset retirement obligation. The asset is then depleted consistent with other capitalized landfill costs, over the remaining useful life of the site based on units of consumption as airspace in the landfill is consumed. Additionally, we recognize a liability for the present value of the estimated future asset retirement obligation. The liability will be adjusted for: (i) additional liabilities incurred or settled; (ii) accretion of the liability to its future value; and (iii) revisions in the estimated cash flows relative to closure and post-closure costs.
     Accrued closure and post-closure obligations represent an estimate of the future obligation associated with closure and post-closure monitoring of the solid waste landfills owned by us. Site-specific closure and post-closure engineering cost estimates are prepared for the landfills we own. The impact of changes in estimates, based on an annual update, is accounted for on a prospective basis. We calculate closure and post-closure liabilities by estimating the total future obligation in current dollars, increasing the obligations based on the expected date of the expenditure using an inflation rate of approximately 2.5% and discounting the resultant total to its present value using a credit-adjusted risk-free discount rate of approximately 7.5%. Our 2008 inflation and discount rates approximate those of 2007. The anticipated timeframe for paying these costs varies based on the remaining useful life of each landfill as well as the duration of the post-closure monitoring period. Accretion of discounted cash flows associated with the closure and post-closure obligations is accrued over the estimated life of the landfill and charged to cost of operations as it is accrued.
  Accounting for Income Taxes
     We use the asset and liability method to account for income taxes. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In preparing the Consolidated Financial Statements, we are required to estimate the income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, depreciation on property, plant and equipment, intangible assets, goodwill and losses for tax and accounting purposes. These differences result in deferred tax assets, which include tax loss carry-forwards, and liabilities, which are included within the consolidated balance sheet. We then assess the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not likely or there is insufficient operating history, a valuation allowance is established. To the extent a valuation allowance is established or increased in a period, we include an expense within the tax provision of the consolidated statement of operations. Our provision for deferred income taxes is complex; as such you should read our discussion of “Income Tax Provision” contained elsewhere in this filing’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

     In July 2006, the FASB issued SFAS Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of SFAS Statement No. 109” (“FIN 48”). FIN 48 applies to all “tax positions” accounted for under SFAS 109. FIN 48 refers to “tax positions” as positions taken in a previously filed tax return or positions expected to be taken in a future tax return which are reflected in measuring current or deferred income tax assets and liabilities reported in the financial statements. FIN 48 further clarifies a tax position to include, but not be limited to, the following:
•	an allocation or a shift of income between taxing jurisdictions,

•	the characterization of income or a decision to exclude reporting taxable income in a tax return, or

•	a decision to classify a transaction, entity, or other position in a tax return as tax exempt.
     FIN 48 clarifies that a tax benefit may be reflected in the financial statements only if it is “more likely than not” that a company will be able to sustain the tax return position, based on its technical merits. If a tax benefit meets this criterion, it should be measured and recognized based on the largest amount of benefit that is cumulatively greater than 50% likely to be realized. This is a change from currently occurring practice, whereby companies may recognize a tax benefit only if it is probable a tax position will be sustained.
     FIN 48 also requires that we make qualitative and quantitative disclosures, including a discussion of reasonably possible changes that might occur in unrecognized tax benefits over the next 12 months; a description of open tax years by major jurisdictions; and a roll-forward of all unrecognized tax benefits, presented as a reconciliation of the beginning and ending balances of the unrecognized tax benefits on an aggregated basis.
     This statement became effective for us on January 1, 2007 and the adoption and continued application of FIN 48 did not have a material effect on our consolidated results of operations, cash flows or financial position. As of January 1, 2007 and December 31, 2007, we did not recognize any assets or liabilities for unrecognized tax benefits relative to uncertain tax positions nor do we anticipate any significant unrecognized tax benefits will be recorded during the next 12 months. Any interest or penalties resulting from examinations will be recognized as a component of the income tax provision. However, since there are no unrecognized tax benefits as a result of tax positions taken, there are no accrued penalties or interest.
  Risk Management
     Our U.S.-based workers’ compensation, automobile and general liability insurance coverage is subject to certain deductible limits. We retain up to $0.5 million and $0.25 million of risk per claim, plus claims handling expense under our workers’ compensation and our auto and general liability insurance programs, respectively. Claims in excess of such deductible levels are fully insured subject to our policy limits. However, we have a limited claims history for our U.S. operations and it is reasonably possible that recorded reserves may not be adequate to cover future payments of claims. We have collateral requirements that are set by the insurance companies, which underwrite our insurance programs. Collateral requirements may change from time to time, based on, among other factors, the size of our business, our claims experience, financial performance or credit quality and retention levels. As of December 31, 2007 we had posted letters of credit with our U.S. insurer of $9.8 million to cover the liability for losses within the deductible limit. These letters of credit increased by $0.4 million in the first quarter of 2008. Provisions for retained claims are made by charges to expense based on periodic evaluations by management of the estimated ultimate liabilities on reported and unreported claims. Adjustments, if any, to the estimated reserves resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments become known.
  Stock-Based Compensation
     Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), using the modified prospective transition method. Under that transition method, employee stock-based compensation cost recognized in 2007 and 2006 includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated. Stock-based employee compensation cost (benefit) is recognized as a component of selling, general and administrative expense in the Statement of Operations. For the years ended December 31, 2007, 2006 and 2005, stock-based employee compensation expense was $2.8 million, $3.1 million and $0.3 million, respectively.

     Prior to January 1, 2006 we accounted for our stock-based compensation plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations, as permitted by SFAS 123. For 2005, compensation expense (benefit) recognized for employee stock options subject to variable accounting is based on the intrinsic value (the difference between the exercise price and quoted market price) of the options at the end of the reporting period. Changes in the intrinsic value are recognized until such options are exercised, expire or are forfeited.
     The adoption of SFAS 123(R) had no impact on our provision for income taxes because: (i) the valuation allowance for our U.S. deferred tax assets due to our lack of operating history relative to our U.S. operations and (ii) the non-deductibility of options issued to our Canadian employees. Prior to the adoption of SFAS 123(R), we presented all tax benefits, if any, of tax deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. As a result of adopting SFAS 123(R), tax benefits resulting from tax deductions in excess of the compensation cost recognized for options (excess tax benefits) are classified as financing cash flows. We estimate the fair value of option grants made to employees using a Black-Scholes pricing model. Within that model we make the following assumptions: (i) the annual dividend yield is zero as we do not pay dividends, (ii) the weighted average expected life of an option is approximated to equal the length of its vesting period, (iii) the risk free interest rate is equal to the prevailing rate on the US Treasury yield rate curve for a period equal to the weighted average expected life, and (iv) the volatility is based on the level of fluctuations in our historical share price for a period equal to the weighted average expected life.
     We account for the issuance of options or warrants for services from non-employee consultants in accordance with Emerging Issues Task Force Issue 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, by estimating the fair value of options or warrants issued using a Black-Scholes pricing model. Variables used in the calculation of fair value include the option or warrant exercise price, the market price of our shares on the grant date, the risk-free interest rate, the life of the option or warrant, expected volatility of our stock and expected dividends.
     In the first quarter of 2008, we granted to our employees and directors 742,500 restricted stock units which may vest at three equal tranches over each of the next three years and are contingent on the achievement of specific performance criteria. The fair value of the restricted stock units will be expensed based on the probability of achievement of specific performance criteria. The restricted stock units will be included in the calculation of basic earnings per share when all contingencies surrounding the issuance of the shares are met and dilutive earnings per share if, at the end of any given reporting period, all contingencies surrounding the issuance of the shares are met. Additionally, in the first quarter of 2008, we granted to our employees 230,000 options to purchase common shares. The options have a strike price of $9.50 per share and also vest one-third over each of the next three years. The options will be included in the calculation of dilutive earnings per share using the treasury stock method.
  Translation and Re-Measurement of Foreign Currency
     A portion of our operations is domiciled in Canada; as such, for each reporting period we translate the results of operations and financial condition of our Canadian operations into U.S. dollars, in accordance with SFAS No. 52, “Foreign Currency Translation”, (“SFAS 52”). Therefore, the reported results of our operations and financial condition are subject to changes in the exchange relationship between the two currencies. For example, as the relationship of the Canadian dollar strengthens against the U.S. dollar, revenue is favorably affected and conversely expenses are unfavorably affected. Assets and liabilities of Canadian operations are translated from Canadian dollars into U.S. dollars at the exchange rates in effect at the relevant balance sheet dates, and revenue and expenses of our Canadian operations are translated from Canadian dollars into U.S. dollars at the average exchange rates prevailing during the period. Unrealized gains and losses on translation of the Canadian operations into U.S. dollars are reported as a separate component of shareholders’ equity and are included in comprehensive income (loss). Monetary assets and liabilities, as well as intercompany receivables, denominated in U.S. dollars held by our Canadian operations are re-measured from U.S. dollars into Canadian dollars and then translated into U.S. dollars. The effects of re-measurement are reported currently as a component of net income (loss). Currently, we do not hedge our exposure to changes in foreign exchange rates.

Operating Results
  Results of Operations for each of the Three Years Ended December 31, 2007, 2006 and 2005
     The following tables set forth our consolidated results of operations for each of the three years ended December 31, 2007, 2006 and 2005 (in thousands):

	2007
	Florida		Canada		Total

Revenue.	$239,384	100.0%	$222,063	100.0%	$461,447	100.0%
Operating expenses:
Cost of operations	154,250	64.4%	147,323	66.3%	301,573	65.3%
Selling, general and administrative expense	32,094	13.4%	28,150	12.7%	60,244	13.1%
Severance and related costs	3,995	1.7%	—	0.0%	3,995	0.9%
Depreciation, depletion and amortization	35,262	14.8%	19,629	8.8%	54,891	11.9%
Foreign exchange loss (gain) and other	282	0.1%	(351)	-0.1%	(69)	0.0%

Income from operations	$13,501	5.6%	$27,312	12.3%	$40,813	8.8%

	2006
	Florida		Canada		Total

Revenue.	$174,644	100.0%	$188,028	100.0%	$362,672	100.0%
Operating expenses:
Cost of operations	119,377	68.4%	128,176	68.2%	247,553	68.3%
Selling, general and administrative expense	33,418	19.1%	23,416	12.5%	56,834	15.7%
Deferred acquisition costs	439	0.3%	5,173	2.8%	5,612	1.5%
Depreciation, depletion and amortization	20,299	11.6%	17,382	9.1%	37,681	10.3%
Foreign exchange loss and other	221	0.1%	1,499	0.8%	1,720	0.5%

Income from operations	$890	0.5%	$12,382	6.6%	$13,272	3.7%

	2005
	Florida		Canada		Total

Revenue.	$160,832	100.0%	$166,331	100.0%	$327,163	100.0%
Operating expenses:
Cost of operations	124,297	77.3%	111,013	66.8%	235,310	71.9%
Selling, general and administrative expense	27,624	17.2%	23,197	14.0%	50,821	15.5%
Settlement with sellers of Florida Recycling	(4,120)	-2.6%	—	0.0%	(4,120)	-1.3%
Depreciation, depletion and amortization	17,044	10.6%	19,356	11.6%	36,400	11.2%
Foreign exchange loss (gain) and other	(738)	-0.5%	571	0.3%	(167)	0.0%

Income (loss) from operations	$(3,275)	-2.0%	$12,194	7.3%	$8,919	2.7%

Revenue
     A summary of our revenue, by service line, for each of the three years ended December 31, 2007, 2006 and 2005 is as follows (in thousands):

	2007		2006		2005
Collection	$371,700	72.5%	$299,291	76.1%	$275,223	79.1%
Landfill disposal	59,015	11.5%	43,887	11.2%	33,772	9.7%
Transfer station	62,096	12.1%	40,372	10.3%	28,730	8.3%
Material recovery facilities	18,372	3.6%	8,758	2.2%	8,223	2.3%
Other specialized services	1,259	0.3%	1,108	0.2%	1,967	0.6%

	512,442	100.0%	393,416	100.0%	347,915	100.0%
Intercompany elimination	(50,995)		(30,744)		(20,752)

	$461,447		$362,672		$327,163

     Revenue was $461.4 million and $362.7 million for the years ended December 31, 2007 and 2006, respectively, an increase of $98.7 million or 27.2%.
     The increase in revenue from our Florida operations for 2007 of $64.7 million or 37.1% was driven by price increases of $7.0 million, of which $0.4 million related to fuel surcharges, and acquisitions net of dispositions of $72.0 million. Offsetting these net increases were decreased collection, primarily in our industrial line of business, transfer station and third party landfill volumes of $5.9 million and other net decreases of $8.4 million, primarily related to the exiting of certain lower margin residential collection contracts.
     The increase in revenue from our Canadian operations for the year ended December 31, 2007 of $34.0 million or 18.1% was due to price increases of $10.9 million, of which $1.5 million related to fuel surcharges, increased collection, transfer station and third party landfill volumes of $10.0 million and net gains on contract awards and other increases of $1.5 million. The favorable effect of foreign exchange movements increased revenue $11.6 million.
     Revenue was $362.7 million and $327.2 million for the years ended December 31, 2006 and 2005, respectively, an increase of $35.5 million or 10.8%.
     The increase in revenue in 2006 for our Florida operations of $13.8 million or 8.6% was driven by price increases of $9.2 million, of which $2.8 million related to fuel surcharges, increased volume at our landfill sites of $9.7 million, other organic volume growth of $0.8 million and acquisitions net of dispositions of $3.8 million. Offsetting these increases were net decreases of $9.7 million, primarily related to the exiting of certain lower margin residential contracts.
     The increase in revenue in 2006 for our Canadian operations of $21.7 million or 13.0% was due to price increases of $10.9 million, of which $2.1 million related to fuel surcharges, other organic volume growth of $5.9 million, acquisitions of $1.5 million and the favorable effects of foreign exchange movements of $12.0 million. Offsetting these increases were decreases at our landfill sites, primarily due to special waste projects in 2005 that did not recur in 2006 of $5.5 million and decreases related to exiting certain contracts of $3.1 million.
  Cost of Operations
     Cost of operations was $301.6 million and $247.6 million for the years ended December 31, 2007 and 2006, respectively, an increase of $54.0 million or 21.8%. As a percentage of revenue, cost of operations was 65.3% and 68.3% for the years ended December 31, 2007 and 2006, respectively.
     The increase in cost of operations from our Florida operations for the year ended December 31, 2007 of $34.9 million or 29.2% was due to acquisitions net of dispositions of $49.4 million. Offsetting this increase was lower costs for third party disposal due to increased internalization of $9.0 million, lower labor costs, primarily due to our exiting certain lower margin residential collection contracts of $3.4 million, decreased insurance and support costs of $0.7 million and decreases in vehicle repair, maintenance and other operating costs of $1.4 million. As a percentage of revenue, cost of operations was 64.4% and 68.4% for the years ended December 31, 2007 and 2006, respectively. The improvement in our domestic gross margin is primarily due to increased internalization and exiting certain lower margin residential collection contracts.

     The increase in cost of operations from our Canadian operations for the years ended December 31, 2007 of $19.1 million or 14.9% was due to increased labor costs of $5.8 million, increased disposal volumes and rates of $1.6 million, increased fuel costs of $1.2 million and increased vehicle repair and maintenance and other operating costs of $2.8 million. The unfavorable effect of foreign exchange movements was $7.7 million. Cost of operations as a percentage of revenue decreased to 66.3% from 68.2% for the years ended December 31, 2007 and 2006, respectively, which is primarily due to increased landfill volumes and overall pricing increases.
     Cost of operations was $247.6 million and $235.3 million for the years ended December 31, 2006 and 2005, respectively, an increase of $12.3 million or 5.2%. As a percentage of revenue, cost of operations was 68.3% and 71.9% for the years ended December 31, 2006 and 2005, respectively.
     The decrease in cost of operations in 2006 for our Florida operations of $4.9 million or 3.9% was driven by lower costs for third party disposal due to increased internalization of $5.3 million, lower labor costs, primarily due to our Florida operations exiting certain lower margin residential collection contracts, of $1.4 million and decreases in other operating costs of $0.6 million. Dispositions, net of acquisitions completed in 2006, decreased cost of operations by $1.4 million. Offsetting these cost decreases were higher landfill operating costs related to increased host and royalty fees due to increased disposal volumes of $2.2 million, fleet and facility repair and maintenance increases of $1.0 million and increased fuel costs of $0.6 million. As a percentage of revenue, cost of operations was 68.4% and 77.3% for the years ended December 31, 2006 and 2005, respectively. The improvement in our domestic gross margin is primarily due to increased volumes at our landfill sites, increased internalization and exiting certain lower margin residential collection contracts.
     The increase in cost of operations in 2006 for our Canadian operations of $17.2 million or 15.5% was due to increased disposal volumes, rates and sub-contractor costs of $4.5 million, increased labor costs of $3.5 million, increased fuel costs of $0.7 million, fleet and facility repair and maintenance increases of $0.6 million and the unfavorable effects of foreign exchange movements of $8.2 million, offset by other decreases of $0.3 million. Cost of operations as a percentage of revenue was 68.2% and 66.8% for the years ended December 31, 2006 and 2005, respectively. The decline in our Canadian gross margin is primarily due to lower special waste landfill volumes coupled with higher operating costs.
  Selling, General and Administrative Expense
     Selling, general and administrative expense, excluding severance and related costs, was $60.2 million and $56.8 million for the years ended December 31, 2007 and 2006, respectively, an increase of $3.4 million or 6.0%. As a percentage of revenue, selling, general and administrative expense was 13.1% and 15.7% for the years ended December 31, 2007 and 2006, respectively. The overall increase in selling, general and administrative expense is due to acquisitions net of dispositions of $6.3 million, increased labor costs of $0.4 million and increased provisions for doubtful accounts and other support costs of $1.1 million. Offsetting these increases were decreases in legal and professional fees of $4.9 million, which primarily relates to costs for our litigation with Waste Management that were incurred in 2006 and is more fully described in the notes to the consolidated financial statements included elsewhere in this filing, and lower stock-based compensation expense of $1.0 million. The unfavorable effect of foreign exchange movements was $1.5 million.
     Selling, general and administrative expense was $56.8 million and $50.8 million for the years ended December 31, 2006 and 2005, respectively, an increase of $6.0 million or 11.8%. As a percentage of revenue, selling, general and administrative expense was 15.7% and 15.5% for the years ended December 31, 2006 and 2005 respectively. The overall increase in selling, general and administrative expense is due to increased legal fees of $4.7 million, primarily related to litigation with Waste Management, increased stock-based compensation expense for employees and consultants of $2.0 million, relocation and transition costs of $0.4 million relative to our U.S. corporate office move, the unfavorable effects of foreign exchange movements of $1.5 million and other net increases of $1.2 million, primarily related to increased wages and incentive pay. Offsetting these increases were decreases in accounting and other professional fees of $2.6 million, primarily related to the re-audit of the Florida Recycling financial statements in 2005, and decreased insurance costs of $1.2 million.

  Severance and Related Costs
     Effective August 23, 2007, we entered into a separation agreement with Mr. Wilcox our former President and Chief Operating Officer. The agreement provides for salary continuation and benefits until December 31, 2010. In addition, we agreed that his outstanding stock options would remain outstanding until their original expiry date. Accordingly, we recorded a charge for severance costs of $3.3 million and additional stock-based compensation of $0.7 million during 2007.
  Deferred Acquisition Costs
     In April 2006, we ceased being actively engaged in negotiations with Lucien Rémillard, one of our directors, concerning the potential acquisition of the solid waste collection and disposal business assets owned by a company controlled by Mr. Rémillard in Quebec, Canada. During the first quarter of 2006, we recognized an expense related to these previously deferred acquisition costs of approximately $5.6 million.
  Settlement with sellers of Florida Recycling
     In April 2004, we completed the acquisition of the issued and outstanding shares of Florida Recycling Services, Inc. (“Florida Recycling”). Shortly after its acquisition, the performance of the operations of Florida Recycling was below our expectations and we engaged an independent third party to conduct a review of Florida Recycling’s business. Based on the results of this review, the 2003 financial statements of Florida Recycling provided by the sellers contained misstatements and could not be relied upon. During the first half of 2005, these financial statements were re-audited by our independent auditors. On September 24, 2004, we reached an agreement with the selling shareholders of Florida Recycling to adjust the purchase price paid for the shares of Florida Recycling whereby, in October 2004, the selling shareholders paid us $7.5 million in cash and returned 166,666 shares of our common stock. In the third quarter of 2005 and as part of the September 2004 settlement, we received title to the Sanford Recycling and Transfer Station in Sanford, Florida. The facility is valued at the cost incurred to acquire the property and construct the facility to its percentage of completion at such date. We believe such cost approximates fair value at such date. The gain recognized on the settlement approximated $4.1 million for 2005.
  Depreciation, Depletion and Amortization
     Depreciation, depletion and amortization was $54.9 million and $37.7 million for the years ended December 31, 2007 and 2006, respectively, an increase of $17.2 million or 45.7%. As a percentage of revenue, depreciation, depletion and amortization was 11.9% and 10.3% for the years ended December 31, 2007 and 2006, respectively. The overall increase in depreciation, depletion and amortization is primarily attributable to increased landfill depletion of $2.8 million, which is primarily due to increased disposal volumes in part resulting from increased internalization at our domestic landfills, acquisitions net of dispositions of $7.1 million and an increase in our truck fleet depreciation. Amortization of intangible assets increased $5.3 million. The unfavorable effect of foreign exchange rate movements was $1.0 million. Landfill depletion rates for our U.S. landfills ranged from $3.55 to $7.81 per ton and $4.77 to $7.68 per ton during the years ended December 31, 2007 and 2006, respectively. Landfill depletion rates for our Canadian landfills ranged from C$3.12 to C$9.25 per tonne and C$2.70 to C$11.82 per tonne during the years ended December 31, 2007 and 2006, respectively.
     Depreciation, depletion and amortization was $37.7 million and $36.4 million for the years ended December 31, 2006 and 2005, respectively, an increase of $1.3 million or 3.5%. As a percentage of revenue, depreciation, depletion and amortization was 10.3% and 11.2% for the years ended December 31, 2006 and 2005, respectively. The overall increase in depreciation, depletion and amortization is primarily attributable to increased disposal volumes at our domestic landfills, offset by lower volumes at our Canadian landfills coupled with a decrease in the overall weighted average depletion rates. The unfavorable effects of foreign exchange movements increased depreciation, depletion and amortization by $1.1 million. Landfill depletion rates for our U.S. landfills ranged from $4.77 to $7.68 per ton and averaged $8.10 per ton during the years ended December 31, 2006 and 2005, respectively. Landfill depletion rates for our Canadian landfills ranged from C$2.70 to C$11.82 per tonne and C$2.57 to C$17.80 per tonne during the years ended December 31, 2006 and 2005, respectively.

  Foreign Exchange Loss (Gain) and Other
     Foreign exchange loss (gain) and other was $(0.1) million, $1.7 million and $(0.2) million for the years ended December 31, 2007, 2006 and 2005, respectively. Foreign exchange loss (gain) relates to the re-measuring of U.S. dollar denominated monetary accounts into Canadian dollars. Other components primarily relate to gains or losses on sales of equipment or properties. The increase in loss in 2006 compared to 2007 and 2005 is primarily due to an increase in a U.S. monetary note receivable due from our U.S. parent to our Canadian subsidiary.
  Interest Expense
     The components of interest expense, including cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs, for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Credit Facility and Senior Subordinated Note interest	$36,673	$27,704	$25,374
Amortization of debt issue costs	2,362	1,569	1,408
Preferred Stock dividends and amortization of issue costs	—	18,466	20,984
Loss on exchange of cumulative mandatorily redeemable Preferred Stock	—	1,187	—
Other interest expense	1,644	1,708	1,465

	$40,679	$50,634	$49,231

     Interest expense was $40.7 million and $50.6 million for the years ended December 31, 2007 and 2006, respectively, a decrease of $9.9 million or 19.7%. Interest expense on the Credit Facility and the Senior Subordinated Notes increased $9.0 million for the year ended December 31, 2007 due primarily to higher overall balances outstanding. In June 2007, we made an optional prepayment of $20.0 million of our term notes under the Credit Facility and as such, we expensed $0.3 million of unamortized debt issue costs related to the retirement. The remainder of the increase in amortization of debt issue costs is due to the issuance of new term note tranches under the Credit Facility in December 2006 and April 2007. The weighted average interest rate on Credit Facility borrowings was 7.9% and 8.4% for the years ended December 31, 2007 and 2006, respectively.
     Interest expense was $50.6 million and $49.2 million for the years ended December 31, 2006 and 2005, respectively, an increase of $1.4 million or 2.8%. Interest expense for the Credit Facility and the Senior Subordinate Notes increased $2.3 million for the year ended December 31, 2006 due to higher prevailing short-term interest rates on the Credit Facilities and higher balances outstanding under our term loan facility, offset by the elimination of penalty interest payable on our Senior Subordinated Notes of $1.1 million and lower amended rates on our Credit Facilities. The decrease in Preferred Stock dividends and amortization of issue costs was due to issue costs becoming fully amortized during the second quarter of 2006, offset by higher principal amounts outstanding. The weighted average interest rate on Credit Facility borrowings was 8.4% and 7.7% for the years ended December 31, 2006 and 2005, respectively.
     In December 2006, we redeemed and/or exchanged the outstanding shares of Preferred Stock through the proceeds of a private placement of our common shares. The liquidation preference equaled the carrying value on the date of redemption and approximated $103.1 million. A portion of the redemption was funded by an exchange and redemption agreement with Kelso pursuant to which we agreed, through a private placement, to issue 2,894,737 shares of common stock to Kelso, at a price of $9.50 per share, in exchange for shares of our Preferred Stock in an amount equal to $27.5 million. We recognized a non-cash charge of approximately $1.2 million for the exchange of common stock for the Preferred Stock, representing the difference between the issue price of the common stock to Kelso and the fair market value of our common shares on the date of redemption, which is included in cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs on the Statement of Operations and Comprehensive Income (Loss).
  Income Tax Provision
     The income tax provision from continuing operations was $14.4 million, $12.2 million and $11.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. The income tax provision from discontinued operations was nil, $0.7 million and $0.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. Our income tax provision discussion addresses the combined income taxes for continuing and discontinued operations. As of December 31, 2007, we have approximately $131.6 million of domestic gross net operating loss carry-forwards that expire from 2023 to 2027. As of December 31, 2007, we have foreign tax credit carry-forwards of approximately $2.7 million that expire during 2016 and 2017. Due to the start-up nature of our U.S. operations, we have provided a 100% valuation allowance for our net operating loss carry-forwards generated in the United States. Since our domestic net operating loss carry-forwards are not available to offset Canadian taxable income, we expect our effective tax rate in future periods will be higher than our statutory tax rate that otherwise might be expected. Additionally, changes in our ownership structure in the future could result in limitations on the utilization of these loss carry-forwards, as imposed by Section 382 of the U.S. Internal Revenue Code.

     The year to date domestic and combined provision for 2007, as compared to 2006, is lower than would be expected as the sale of our Arizona operations generated a reversal of excess deferred tax liabilities of approximately $1.8 million. In addition to the valuation allowance for our net operating loss carry-forwards generated in the U.S., we have also provided deferred tax liabilities generated by our tax deductible goodwill. The effect of not benefiting our domestic net operating loss carry-forwards and separately providing deferred tax liabilities for our tax deductible goodwill is to increase our domestic effective tax rate above the statutory amount that would otherwise be expected. From 2005 to 2007, the balance of our tax deductible goodwill increased, which increased our provision for deferred tax liabilities for goodwill resulting in an overall higher domestic effective tax rate. For the years ended December 31, 2007, 2006 and 2005 the portion of our domestic deferred provision related to goodwill approximated $7.0 million, $6.4 million and $5.5 million, respectively. We expect that during 2008 our domestic provision for deferred tax liabilities for goodwill will approximate $1.7 million per quarter. Should we generate taxable income domestically, we expect to use our deferred tax liabilities generated from goodwill to offset other deferred tax assets and not provide for them separately. However, we currently do not foresee a decrease in our domestic effective rate in the coming 12 months. We have not paid any domestic cash income taxes during the periods presented nor do we expect to pay any during 2008.
     We recognize a provision for foreign taxes on our Canadian income including taxes for stock-based compensation, which is a non-deductible item for income tax reporting in Canada. Since stock-based compensation is a non-deductible expense and a permanent difference, our future effective rate in Canada is effected by the level of stock-based compensation incurred in a particular period. We expect that during 2008 our Canadian effective rate will approximate 32%. Due to changes in enacted federal rates in Canada, we reduced the rates at which we provide for deferred taxes, which resulted in the recognition of a deferred benefit of approximately $0.9 million during 2007. For 2007, we paid C$4.2 million in cash relative to our actual 2006 and estimated 2007 tax liabilities in Canada. We expect the majority of our remaining 2007 Canadian tax liability of approximately $8.2 million to be paid in the first quarter of 2008, when the prior year estimated payments are required to approximate the total amount of tax due when the 2007 return is actually filed.
Liquidity and Capital Resources
     Our principal capital requirements are to fund capital expenditures, debt service and business and asset acquisitions. Significant sources of liquidity are cash on hand, working capital, borrowings from our Credit Facilities and proceeds from debt and equity issuances.
  Senior Secured Credit Facilities
     Our Senior Secured Credit Facilities (the “Credit Facilities”) are governed by our Second Amended and Restated Credit Agreement, entered into on December 28, 2006, as amended, with Lehman Brothers Inc. as Arranger and the other lenders named in the Credit Facilities. The Credit Facilities consist of a revolving credit facility in the amount of $65.0 million, of which $45.0 million is available to our U.S. operations and $20.0 million to our Canadian operations, and a term loan facility in the amount of $273.9 million. The revolver commitments terminate on April 30, 2009 and the term loans mature in specified quarterly installments through March 31, 2011. The Credit Facilities bear interest based on a spread over base rate or Eurodollar loans, as defined, at our option. The Credit Facilities are secured by substantially all of the assets of our U.S. subsidiaries. Our Canadian operations guarantee and pledge all of their assets only in support of the portion of the revolving credit facility available to them. Sixty-five percent of the common shares of Waste Services’ first tier foreign subsidiaries, including Waste Services (CA), are pledged to secure obligations under the Credit Facilities. As of December 31, 2007, there were no amounts outstanding on the revolving credit facility, while $13.2 million and $13.4 million of revolver capacity were used to support outstanding letters of credit in the U.S. and Canada, respectively. As of February 26, 2008, there were no amounts outstanding on the revolving credit facility, while $13.6 million and $13.6 million of revolver capacity were used to support outstanding letters of credit in the U.S. and Canada, respectively.

     Our Credit Facilities, as amended, contain certain financial and other covenants that restrict our ability to, among other things, make capital expenditures, incur indebtedness, incur liens, dispose of property, repay debt, pay dividends, repurchase shares and make certain acquisitions. Our financial covenants include: (i) minimum consolidated interest coverage; (ii) maximum total leverage; and (iii) maximum senior secured leverage. The covenants and restrictions limit the manner in which we conduct our operations and could adversely affect our ability to raise additional capital. The following table sets forth our financial covenant levels for each of the four quarters for 2008:

	Maximum	Maximum	Maximum
	Consolidated	Consolidated	Consolidated
	Leverage	Senior Secured	Interest
	Ratio	Leverage Ratio	Coverage Ratio
First quarter.	4.00 : 1.00	2.75 : 1.00	2.50 : 1.00
Second quarter	4.00 : 1.00	2.50 : 1.00	2.50 : 1.00
Third quarter.	4.00 : 1.00	2.50 : 1.00	2.50 : 1.00
Fourth quarter	4.00 : 1.00	2.00 : 1.00	2.50 : 1.00
     As of December 31, 2007, we are in compliance with the financial covenants, as amended, and we expect to continue to be in compliance in future periods. However, our Maximum Consolidated Senior Secured Leverage Ratio becomes more restrictive during 2008. If we do not achieve our expected levels of profitability or fail to make planned payments to reduce our secured debt we may not be in compliance with our covenants. We expect to refinance our Credit Facilities in 2008 or early 2009. However, there can be no assurance that we will be successful in obtaining sufficient replacement financing or that any refinancing will be obtainable on terms that are favorable to us. As such, we may incur greater interest expense and financing costs in future periods. If we are unable to refinance our Credit Facilities or obtain alternative sources of funding, we may be required to sell additional debt, equity or assets in order to meet our repayment obligations, which may not be possible. Should we refinance these facilities before their scheduled maturity, we may incur an additional interest charge relative to our unamortized debt issue costs. As of December 31, 2007 there was $4.0 million of unamortized debt issue costs relative to these Credit Facilities.
  Direct Financing Lease Facility
     In January 2008, we entered into a direct financing lease facility to finance our fleet purchases in Florida. Availability under the facility is $6.0 million and the leases can extend for five or seven years. Vehicles purchased under the facility will be ineligible for tax deprecation deductions. Leases under the facility will be treated as a capital lease and considered as secured debt for purposes of our Credit Facilities. As of February 26, 2008 the facility remains undrawn.
  Senior Subordinated Notes
     On April 30, 2004, we completed a private offering of 9 1/2% Senior Subordinated Notes (“Senior Subordinated Notes”) due 2014 for gross proceeds of $160.0 million. The Senior Subordinated Notes mature on April 15, 2014. Interest on the Senior Subordinated Notes is payable semi annually on October 15 and April 15. The Senior Subordinated Notes are redeemable, in whole or in part, at our option, on or after April 15, 2009, at a redemption price of 104.75% of the principal amount, declining ratably in annual increments to par on or after April 15, 2012, together with accrued interest to the redemption date. Upon a change of control, as such term is defined in the Indenture, we are required to offer to repurchase all the Senior Subordinated Notes at 101.0% of the principal amount, together with accrued interest and liquidated damages, if any, and obtain the consent of our senior lenders to such payment or repay indebtedness under our Credit Facilities.
     The Senior Subordinated Notes are unsecured and are subordinate to our existing and future senior secured indebtedness, including our Credit Facilities, structurally subordinated to existing and future indebtedness of our non-guarantor subsidiaries, rank equally with any unsecured senior subordinated indebtedness and senior to our existing and future subordinated indebtedness. Our obligations with respect to the Senior Subordinated Notes, including principal, interest, premium, if any, and liquidated damages, if any, are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by all of our existing and future domestic subsidiaries. Our Canadian operations are not guarantors under the Senior Subordinated Notes.
     The Senior Subordinated Notes contain certain covenants that, in certain circumstances and subject to certain limitations and qualifications, restrict, among other things: (i) the incurrence of additional debt; (ii) the payment of dividends and repurchases of stock; (iii) the issuance of preferred stock and the issuance of stock of our subsidiaries; (iv) certain investments; (v) the repurchase of our Preferred Stock; (vi) transactions with affiliates; and (vii) certain sales of assets.
     In April 2004, we entered into a Registration Rights Agreement with the initial purchaser of the Senior Subordinated Notes in which we agreed to file a registration statement for the exchange of the Senior Subordinated Notes for registered notes with identical terms and have such registration declared effective within specified time frames. Prior to the third quarter of 2005, as we had not complied with these requirements of the Registration Rights Agreement, we were required to pay liquidated damages to the holders of the notes. These liquidated damages were expensed as incurred and were payable, in cash, at the same time as interest payments due under the Senior Subordinated Notes. During the third quarter of 2005, the registration statement was filed and declared effective, and the exchange offer was commenced and consummated. As of September 28, 2005 we were no longer required to pay liquidated damages.

  Cumulative Mandatory Redeemable Preferred Stock
     In May 2003, we issued 55,000 shares of redeemable Preferred Stock (the “Preferred Stock”) to Kelso Investment Associates VI, L.P. and KEP VI, LLC (collectively “Kelso”), pursuant to the terms of an agreement dated as of May 6, 2003, as amended in February 2004, (the “Subscription Agreement”), at a price of $1,000 per share. We also issued to Kelso warrants to purchase 2,383,333 shares of our common stock for $9.00 per share. The warrants had an allocated value of $14.8 million and are classified as a component of equity. The warrants are exercisable at any time until May 6, 2010. The issuance of the Preferred Stock resulted in proceeds of approximately $49.5 million, net of fees of approximately $5.5 million. The shares of Preferred Stock were non-voting and entitled the holders to cash dividends of 17.75% per annum compounding and accruing quarterly in arrears.
     In December 2006, we exchanged and/or redeemed the outstanding shares of Preferred Stock through the proceeds of a private placement of our common shares. The liquidation preference on the date of redemption approximated $103.1 million. A portion of the redemption was funded by an exchange and redemption agreement with Kelso pursuant to which we agreed, through a private placement, to issue 2,894,737 shares of common stock to Kelso, at a price of $9.50 per share, in exchange for shares of our Preferred Stock in an amount equal to $27.5 million. We recognized a non-cash charge of approximately $1.2 million for the exchange of common stock for the Preferred Stock, representing the difference between the issue price of the common stock to Kelso and the fair market value of our common shares on the date of redemption, which is included in cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs on the Statement of Operations and Comprehensive Loss.
  Equity Placements
     On December 15, 2006, we issued 7,000,001 shares of our common stock to Westbury (Bermuda) Limited (“Westbury”) and Prides Capital, LLC (“Prides”) for a purchase price of $66.5 million; the proceeds of which were used to redeem our Preferred Stock. We also issued 2,894,737 shares of our common stock to Kelso in exchange for shares of our previously outstanding Preferred Stock in an amount equal to $27.5 million, all of which were owned by Kelso.
     On March 4, 2005, we exercised our put rights under our standby purchase agreement with Michael DeGroote, thereby requiring Mr. DeGroote to purchase 880,281 shares of our common stock and 88,028 common stock purchase warrants for $7.5 million on or before March 28, 2005. This equity infusion was required as a condition to our amended Credit Facility.
  Migration Transaction
     Effective July 31, 2004, we entered into a migration transaction by which our corporate structure was reorganized so that Waste Services became the ultimate parent company of our corporate group. Prior to the migration transaction, we were a subsidiary of Waste Services (CA). After the migration transaction, Waste Services (CA) became our subsidiary.
     The migration transaction occurred by way of a plan of arrangement under the Business Corporations Act (Ontario) and consisted primarily of: (i) the exchange of 87,657,035 common shares of Waste Services (CA) for 29,219,011 shares of our common stock; and (ii) the conversion of the remaining 9,229,676 common shares of Waste Services (CA) held by non-U.S. residents who elected to receive exchangeable shares into 9,229,676 exchangeable shares of Waste Services (CA), which are exchangeable into 3,076,558 shares of our common stock. The transaction was approved by the Ontario Superior Court of Justice on July 30, 2004 and by our shareholders at a special meeting held on July 27, 2004.
     The terms of the exchangeable shares of Waste Services (CA) are the economic and functional equivalent of our common stock. Holders of exchangeable shares will (i) receive the same dividends as holders of shares of our common stock and (ii) be entitled to vote on the same matters as holders of shares of our common stock. Such voting is accomplished through the one share of Special Voting Preferred Stock held by Computershare Trust Company of Canada as trustee, who will vote on the instructions of the holders of the exchangeable shares (one-third of one vote for each exchangeable share).
     Upon the occurrence of certain events, such as the liquidation of Waste Services (CA), or after the redemption date, our Canadian holding company, Capital Environmental Holdings Company will have the right to purchase each exchangeable share for one-third of one share of our common stock, plus all declared and unpaid dividends on the exchangeable share and payment for any fractional shares. Unless certain events occur, such redemption date will not be earlier than December 31, 2016. Holders of exchangeable shares also have the right at any anytime at their option, to exchange their exchangeable shares for shares of our common stock on the basis of one-third of a share of our common stock for each one exchangeable share.

  Surety Bonds and Letters of Credit
     Municipal solid waste services contracts and permits and licenses to operate transfer stations, landfills and recycling facilities may require performance or surety bonds, letters of credit or other means of financial assurance to secure contractual performance. As of December 31, 2007, we had provided customers, various regulatory authorities and our insurer with such bonds and letters of credit amounting to approximately $87.4 million to collateralize our obligations, of which $26.6 million relates to estimated closure and post closure obligations at our landfills and transfer stations. We expect future increases in these levels of financial assurance relative to our closure and post closure obligations as we utilize capacity at our landfills.
  Cash Flows
     The following discussion relates to the major components of the changes in cash flows for the years ended December 31, 2007, 2006 and 2005.
  Cash Flows from Operating Activities
     Cash provided by operating activities of our continuing operations was $54.7 million and $26.7 million for the years ended December 31, 2007 and 2006, respectively. The increase in cash provided by operating activities is primarily due to increased cash generated from our operations, which primarily relates to improved operating margins.
     Cash provided by operating activities of our continuing operations was $26.7 million and $14.4 million for the years ended December 31, 2006 and 2005, respectively. Improvements in operations were offset by investments in working capital.
     Cash flows from our discontinued operations are disclosed separately on the Consolidated Statements of Cash Flows included elsewhere in this filing. Following the conclusion of the sale of our Arizona, Texas and Jacksonville, Florida operations we will cease to be impacted by these cash flows, and we do not anticipate any subsequent adverse affect on our future liquidity or financial covenants.
  Cash Flows from Investing Activities
     Cash used in investing activities of our continuing operations was $79.6 million and $139.9 million for the years ended December 31, 2007 and 2006, respectively. The decrease in cash used in investing activities is primarily due to net proceeds from the disposition of our Texas operations of $15.6 million and decreased spending for acquisitions during 2007, offset by increased levels of capital expenditures, which primarily relate to investments in vehicles, equipment and construction projects at our landfill and transfer station sites. Company-wide capital expenditures from continuing operations were $57.6 million and $39.7 million for the years ended December 31, 2007 and 2006, respectively. We currently expect our capital expenditures for 2008 to range from $55.0 million to $60.0 million.
     Cash used in investing activities of our continuing operations was $139.9 million and $27.8 million for the years ended December 31, 2006 and 2005, respectively. The increase in cash used in investing activities is primarily due to increased capital expenditures and business acquisitions. Company-wide capital expenditures from continuing operations were $39.7 million and $25.4 million for the years ended December 31, 2006 and 2005, respectively. The increase in capital expenditures was primarily driven by landfill development projects. Cash used in business acquisitions of $103.5 million for 2006 primarily relates to the acquisitions of Taft Recycling, Liberty Waste, Sun Country Materials, the SLD Landfill and Pro Disposal. Cash used in deposits for business acquisitions primarily relates to ongoing negotiations with Lucien Rémillard, one of our directors, concerning the potential acquisition of the solid waste collection and disposal business assets owned by a company controlled by Mr. Rémillard in Quebec, Canada. In connection with these negotiations, we reimbursed Mr. Rémillard’s company for services provided by third parties in connection with preparing audited financial statements of the businesses to be acquired, with ongoing efforts to expand the capacity of a solid waste landfill, and in March 2006 we advanced $0.4 million directly to Mr. Rémillard. In April 2006, we concluded it was more-likely-than-not that we would not complete this acquisition for the foreseeable future and accordingly we recognized an expense related to these previously deferred acquisition costs of approximately $5.6 million during the first quarter of 2006.

  Cash Flows from Financing Activities
     Cash provided by financing activities of our continuing operations was $33.6 million and $109.8 million for the years ended December 31, 2007 and 2006, respectively. For the year ended December 31, 2007, the proceeds from the issuance of debt is primarily comprised of the issuance of $50.0 million of term notes under the Credit Facility, $26.0 million of draws on our revolving credit facility and the $8.1 million issuance of a secured note payable to WCA. For the year ended December 31, 2007, the repayments of debt are primarily comprised of $26.0 million of payments on our revolving credit facility, an optional prepayment of term notes under the Credit Facility of $20.0 million and $3.9 million of other scheduled principal payments.
     Cash provided by financing activities of our continuing operations was $109.8 million and $14.9 million for the years ended December 31, 2006 and 2005, respectively. For the year ended December 31, 2006, cash flows from financing activities relate to additional proceeds of $123.0 million from our term loan facility and gross proceeds of $66.5 million from a private placement of shares of our common stock at $9.50 per share, offset by the retirement of our Preferred Stock of $75.6 million. In March 2005, pursuant to a bank amendment entered into in October 2004, we received an equity investment of $7.5 million ($6.8 million net). As consideration we issued 880,281 shares of our common stock and 88,028 warrants to purchase our common stock at $8.52 per share.
  New Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB deferred the effective date of SFAS 157 by one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We do not expect the adoption of SFAS 157 to have a material effect on our financial position or results of operations.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. The fair value option: (i) may be applied instrument by instrument, with a few exceptions, such as investments accounted for by the equity method; (ii) is irrevocable (unless a new election date occurs); and (iii) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS 159 to have a material effect on our financial position or results of operations.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes the principles and requirements for how an acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008, with early adoption prohibited. We are currently evaluating the impact SFAS 141(R) will have upon adoption on our accounting for acquisitions. Previously any changes in valuation allowances, as a result of income from acquisitions, for certain deferred tax assets would serve to reduce goodwill whereas under the new standard any changes in the valuation allowance related to income from acquisitions currently or in prior periods will serve to reduce income taxes in the period in which the reserve is reversed. Additionally, under SFAS 141(R) transaction related expenses, which were previously capitalized as “deal costs”, will be expensed as incurred. Capitalized transaction costs approximated $0.3 million, $0.8 million and nil for each of the three years ended December 31, 2007, 2006 and 2005, respectively.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards that require (i) noncontrolling interests to be reported as a component of equity, (ii) changes in a parent’s ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and (iii) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. SFAS 160 is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008, with early adoption prohibited. We do not expect the adoption of SFAS 160 to have a material effect on our financial position or results of operations.

  Seasonality
     We expect the results of our Canadian operations to vary seasonally, with revenue typically lowest in the first quarter of the year, higher in the second and third quarters, and lower in the fourth quarter than in the third quarter. The seasonality is attributable to a number of factors. First, less solid waste is generated during the late fall, winter and early spring because of decreased construction and demolition activity. Second, certain operating costs are higher in the winter months because winter weather conditions slow waste collection activities, resulting in higher labor costs, and rain and snow increase the weight of collected waste, resulting in higher disposal costs, which are calculated on a per tonne basis. Also, during the summer months, there are more tourists and part-time residents in some of our service areas, resulting in more residential and commercial collection. Consequently, we expect operating income to be generally lower during the winter. The effect of seasonality on our results of operations from our U.S. operations, which are located in warmer climates than our Canadian operations, is less significant than on our Canadian operations.
  Off-Balance Sheet Financing
     We have no off-balance sheet debt or similar obligations, other than our letters of credit and performance and surety bonds discussed previously, which are not debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position. We do not guarantee any third party debt. We have entered into a put or pay disposal agreement with RCI Environment Inc., Centres de Transbordement et de Valorisation Nord Sud Inc., RCM Environnement Inc. (collectively the “RCI Companies”) and Intersan Inc. pursuant to which we have posted a letter of credit for C$4.0 million to secure our obligations and those of the RCI Companies to Intersan Inc. Concurrently with the put or pay disposal agreement with the RCI Companies, we entered into a three year agreement with Waste Management of Canada Corporation (formerly Canadian Waste Services Inc.) to allow us to deliver non-hazardous solid waste to their landfill in Michigan, which has since expired. Details of these agreements are further described in the notes to our Consolidated Financial Statements. The companies within the RCI group are controlled by a director of ours and/or individuals related to that director.

  Tabular Disclosure of Contractual Obligations
     We have various commitments primarily related to funding of short-term debt, closure and post-closure obligations and capital and operating lease commitments. You should also read our discussion regarding “Liquidity and Capital Resources” earlier in this filing’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The following table provides details regarding our contractual cash obligations and other commercial commitments subsequent to December 31, 2007 (in thousands):

						Beyond 5
	2008	2009	2010	2011	2012	Years	Total

Senior secured credit facilities (1)	$1,387	$2,774	$202,485	$67,264	$—	$—	$273,910
Senior subordinated notes payable (1)	—	—	—	—	—	160,000	160,000
Other secured notes payable (1)	1,041	1,121	1,190	1,184	1,280	2,116	7,932
Capital lease obligations	290	351	572	—	—	—	1,213
Other subordinated notes payable (1)	203	217	232	247	264	1,435	2,598
Operating lease commitments, continuing operations	4,737	3,272	2,657	2,506	2,297	6,475	21,944
Operating lease commitments, discontinued operations	57	56	33	10	3	—	159
Construction commitments (4)	5,348	44	44	44	44	—	5,524
Asset purchase commitments	184	7,408	83	—	—	—	7,675
Deferred acquisition costs (3)	1,000	18,500	—	—	—	—	19,500
Closure and post-closure obligations, continuing operations (2)	4,153	2,495	2,407	395	4,895	132,601	146,946
Closure and post-closure obligations, discontinued operations (2)	—	20	410	400	2,665	3,620	7,115

	$18,400	$36,258	$210,113	$72,050	$11,448	$306,247	$654,516

(1)	Refer to the Notes to our Consolidated Financial Statements included elsewhere in this filing for information relative to interest repayment provisions.

(2)	Future payments on closure and post-closure obligations are not discounted and contemplate full utilization of current and probable expansion airspace.

(3)	Relates to the acquisition of a landfill development project in southwest Florida.

(4)	Construction commitments are net of our Jacksonville, Florida related commitments of approximately $0.5 million.
  Other Contractual Arrangements
     From time to time and in the ordinary course of business, we may enter into certain acquisitions of disposal facilities whereby we will also enter into a royalty agreement. These agreements are usually based on the amount of waste deposited at our landfill sites or in certain instances, our transfer stations. Royalties are expensed as incurred and recognized as a cost of operations.
     In the normal course of our business, we have other commitments and contingencies relating to environmental and legal matters. For a further discussion of commitments and contingencies, see our Consolidated Financial Statements contained elsewhere in this filing. In addition certain of our executives are retained under employment agreements. These employment agreements vary in term and related benefits. Refer to the section titled “Executive Compensation,” which is in our 2008 Proxy Statement, for a more detailed discussion of our employment agreements.
  Registration Rights Agreements
     In November 2006, we entered into a subscription agreement with Westbury and Prides pursuant to which we issued an aggregate of 7,000,001 shares of our common stock to Westbury and Prides through a private placement for a purchase price of $66.5 million. We also entered into an exchange and redemption agreement with Kelso pursuant to which we issued 2,894,737 shares of our common stock to Kelso through a private placement in exchange for shares of our Preferred Stock in an amount equal to $27.5 million. In connection with this private placement, we entered into a registration rights agreement with these purchasers whereby within 15 days of the closing date of the private placement (December 15, 2006) we agreed to have an effective registration statement filed with the SEC to register the common shares for resale under the Securities Act. After the filing of the registration statement, we had 90 days to have the registration agreement declared effective by the SEC. Should we be unable to keep the registration statement effective, we may be subject to penalties of 1.0% of the proceeds per 30 day period, not to exceed 12.0% in the aggregate.

     During 2006, we issued 2,038,288 shares of our common stock in connection with our acquisitions of Liberty Waste and Sun Country Materials, which are subject to a registration rights agreement that provides for the shares to be registered six months after request for registration. The request for registration was received on June 30, 2006. Should a registration statement not have been declared effective in accordance with the registration rights agreement, partial damages are to be paid to the holders in an amount equal to 8.0% per annum of the fair value, as defined, of the shares issued. Accordingly, as of December 31, 2006 we have accrued the necessary penalties.
     In March 2005, pursuant to a bank amendment entered into in October 2004, we received an equity investment of $7.5 million ($6.8 million net). As consideration we issued 880,281 shares of our common stock and 88,028 warrants to purchase our common stock at $8.52 per share. We also entered in to a registration rights agreement that required us to use our best commercial efforts to obtain and maintain an effective registration statement. The registration rights agreement does not provide for penalties or monetary consideration for our failure to obtain, or maintain, an effective registration statement.
     On December 21, 2006 we filed a Form S-3 seeking to register all of these shares and on February 5, 2007 the registration statement was declared effective.